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LONE STAR                                                           NEWS RELEASE
TECHNOLOGIES, INC.
                                                    CONTACT:  CHARLES J. KESZLER
                                                                  (972) 770-6495
                                                            Fax:  (972) 770-6471


               Lone Star Technologies, Inc. Announces Offering of Notes

Dallas, TX, May 15, 2001 ... Lone Star Technologies, Inc. (NYSE:LSS) announced today that it is offering $150,000,000 in senior subordinated notes due 2011. Net proceeds from the offering are expected to be used by Lone Star to repay substantially all indebtedness of its subsidiaries and to provide funds for working capital and other general corporate purposes. The notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

Lone Star Technologies, Inc. is a holding company whose principal operating subsidiaries manufacture and market oilfield casing, tubing, and line pipe, specialty tubing products including finned tubes used in a variety of heat recovery applications, and flat rolled steel and other tubular products and services.


    This release contains forward looking statements based on assumptions that are subject to a wide range of business risks. There is no assurance that the estimates and expectations in this release will be realized. Important factors that could cause actual results to differ materially from the forward looking statements are described in the periodic filings of Lone Star Technologies, Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2000.